Exhibit 99.1

Contacts:
Investors		Media
EVC Group		EVC Group
Douglas Sherk,	(415) 896-6820	Sheryl Seapy
Jennifer Beugelmans,	(415) 896-6820	(415) 272-3323

FOR IMMEDIATE RELEASE

PHARSIGHT GENERATES NET INCOME FOR THIRD CONSECUTIVE QUARTER

Fiscal 2005 Second Quarter Revenue Up 26% Year-Over-Year

Gross Margin Expands to 64%

Company Reiterates Guidance

MOUNTAIN VIEW, Calif., Oct. 25, 2004 – Pharsight Corporation (OTCBB:PHST), a leading provider of software and strategic services designed to optimize clinical drug development, today announced financial results for its second quarter of fiscal year 2005, ended September 30, 2004. For the second quarter, revenue was $5.1 million, an increase of 26% compared with revenue of $4.0 million in the second quarter of fiscal year 2004. Net income was $421,000 in the second quarter compared with a net loss of $595,000 for the same period in the prior fiscal year.

Net income attributable to common stockholders was $276,000 compared with a net loss attributable to common stockholders of $984,000 in the second quarter of the prior fiscal year. Basic and fully diluted earnings per share attributable to common stockholders were $0.01 in the second fiscal quarter of fiscal 2005. This compares with a basic and diluted loss per share attributable to common stockholders of $0.05 in the second quarter of the prior fiscal year.

For the first six months of fiscal 2005 ended September 30, 2004, revenue was $10.1 million, up 31% compared with the same period in fiscal 2004. Net income during the first six months of fiscal 2005 was $515,000 compared with a net loss of $2.0 million during the same period of fiscal 2004.

The net income attributable to common stockholders during the first six months of fiscal 2005 was $195,000 compared with a loss attributable to common stockholders of $2.6 million during the comparable period of fiscal 2004. Basic and diluted earnings per share attributable to common stockholders were $0.01 for the first six months of fiscal 2005 compared with a basic and diluted loss of $0.14 per share during the first six months of the prior fiscal year.

Gross margin improved year-over-year and sequentially to 64% in the second quarter of fiscal 2005, compared with a gross margin of 57% reported for the second quarter of fiscal 2004, ended September 30, 2003, and compared with a gross margin of 63% reported for the first quarter of fiscal 2005.

“Our strategy to increase revenue by building mindshare for our quantitative modeling-based software, our data management tools and strategic consulting services continues to gain momentum,” said Shawn M. O’Connor, president and chief executive officer. “With three consecutive quarters of net income, six consecutive quarters of year-over-year revenue growth and the expansion of our Pharsight® Knowledgebase Server™ (“PKS”™) customer base to include companies outside of the world’s 20 largest pharmaceutical companies, we believe that we are well positioned to continue to grow during the remainder of the current fiscal year and into fiscal year 2006.

“We have recently finished software implementation projects with Wyeth and Merck & Co., two of the top 10 pharmaceutical companies in the world,” continued Mr. O’Connor. “During the second quarter, we also continued to build our international presence by signing a consulting project with Sankyo Pharma, a well-known Japanese pharmaceutical company. We also executed an agreement to deliver our PKS to Altana Pharma, a top 50 pharmaceutical company in Germany. This PKS sale to Altana Pharma is particularly significant as it demonstrates the potential application and use of our technology beyond the early-adopter large pharmaceutical companies to projects for mid- and small-size pharmaceutical companies.

“With our continued revenue growth, our opportunities to leverage our financial model are evident,” continued Mr. O’Connor. “During the quarter and the first six months of the fiscal year, we increased our gross margin to 64%, respectively compared with 57% and 54%, respectively for the same periods last year.”

Cash & Liquidity

Pharsight reduced its cash burn rate during the second quarter of fiscal 2005 by over 50% to $683,000, from $1.6 million compared with the first quarter of fiscal 2005. Pharsight ended the quarter with $7.8 million in cash and cash equivalents, compared with $10.0 million in cash and cash equivalents at March 31, 2004 and $8.5 million in cash and cash equivalents at June 30, 2004.

“Based upon our internal forecasts, we continue to anticipate positive cash flow for the full fiscal year, although the cash flow in individual quarters may fluctuate based upon timing of and completion of large software installations and strategic consulting projects,” said Cynthia Stephens, senior vice president and chief financial officer. “We are also reiterating our guidance for the full fiscal year 2005 ending March 31, 2005. Revenue is expected to grow 27 to 30% compared with fiscal year 2004, and depending on revenue mix, net income is expected to be between 5 to 10% of total revenue,” concluded Ms. Stephens.

The net income guidance for fiscal 2005 excludes any potential impact from the preferred stock dividend payable to preferred stockholders. The Company’s preferred stockholders may elect to receive their dividend payments in the form of Series B Preferred shares instead of cash. The fair market value of such stock dividends may fluctuate and may be greater or lesser than the stated value of the Series B Preferred shares.

While Pharsight expects that the overall long-term revenue trend in its software business will continue to increase in response to customer demand, the revenue in individual quarters may fluctuate significantly in the future, based upon timing of completion of large software installations and related revenue recognition.

Conference Call

Pharsight management will host a conference call and webcast today, Monday, October 25, 2004 at 2 p.m. Pacific Time to discuss the Company’s fiscal second quarter results, outlook for fiscal year 2005 and current corporate developments. The dial-in number for the conference call is 800-218-8862 for domestic participants and 303-262-2131 for international participants. To access the live webcast of the call, go to Pharsight’s website at www.pharsight.com and click on the Investor Relations icon. The webcast can then be accessed under the Financial Events section.

A taped replay of the conference call will also be available beginning approximately one hour after the call’s conclusion and will remain available through midnight on Monday, November 1, 2004 and can be accessed by dialing 800-405-2236 for domestic callers and 303-590-3000 for international callers. To access the domestic or international replay callers should use passcode 11010731#.

About Pharsight Corporation

Pharsight Corporation (OTCBB: PHST) develops and markets products and services that help pharmaceutical and biotechnology companies improve their decision-making in drug development and commercialization. By integrating scientific, clinical and business decision criteria into a dynamic, model-based methodology, Pharsight helps its customers optimize the value of their drug development programs and portfolios from discovery to post-launch marketing and any point in between. Pharsight uses computer-based drug-disease models, dynamic predictive market models, clinical trial simulation and advanced valuation models to create a continuously evolving view of its customers’ development efforts and product portfolios. This enables decision makers to make explicit value-driven trade-offs throughout the development and commercialization process. Pharsight Corporation is headquartered in Mountain View, California. Information about Pharsight is available on the World Wide Web at www.pharsight.com.

Safe Harbor

The statements regarding opportunities to leverage our financial model, our market position, potential increases in our revenue, and increasing the efficiency and optimization of pharmaceutical drug development in this press release may be considered forward-looking statements. These forward-looking statements involve risks and uncertainties, and factors that could cause actual results to differ materially include the following: uncertainties involved in pharmaceutical drug development, changes in government regulation of the pharmaceutical industry, changes in Pharsight’s research and development focus, and failure of the market for Pharsight’s products and services to develop as expected. Further information on potential factors that could affect actual results is included in Pharsight’s Quarterly Report on Form 10-Q, as filed with the Securities and Exchange Commission on August 12, 2004. All forward-looking statements are based on information available to Pharsight as of the date hereof, and Pharsight assumes no obligation to update such statements, whether as a result of new developments or otherwise.

Pharsight is a registered trademark of Pharsight Corporation.

Financial Tables Follow

PHARSIGHT CORPORATION

CONDENSED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended September 30,		Six Months Ended September 30,
	2004	2003	2004	2003
Revenues:
License and renewal	$2,261	$1,996	$4,380	$3,585
Services	2,811	2,021	5,726	4,159

Total revenues	5,072	4,017	10,106	7,744

Cost of revenues	1,814	1,714	3,658	3,552

Gross margin	3,258	2,303	6,448	4,192

Operating expenses:
Research and development	716	718	1,426	1,488
Sales and marketing	924	918	2,016	2,029
General and administrative	1,131	1,113	2,385	2,376
Amortization of deferred stock compensation	—	50	—	117

Total operating expenses	2,771	2,799	5,827	6,010

Income (loss) from operations	487	(496)	621	(1,818)

Other expense, net	(48)	(49)	(84)	(105)

Income (loss) before income taxes	439	(545)	537	(1,923)
Provision for income taxes	(18)	(50)	(22)	(55)

Net income (loss)	421	(595)	515	(1,978)
Preferred stock dividend	(145)	(146)	(320)	(291)
Deemed dividend to preferred stockholders	—	(243)	—	(339)

Net income (loss) attributable to common stockholders	$276	$(984)	$195	$(2,608)

Net earnings per share attributable to common stockholders:
Basic	$0.01	$(0.05)	$0.01	$(0.14)

Diluted	$0.01	$(0.05)	$0.01	$(0.14)

Shares used to compute net earnings per share attributable to common stockholders:
Basic	19,087	19,050	19,073	19,048

Diluted	20,679	19,050	20,920	19,048

PHARSIGHT CORPORATION

CONDENSED BALANCE SHEETS

(In thousands)

	September 30, 2004	March 31, 2004*
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$7,780	$10,027
Accounts receivable, net	4,806	3,770
Other current assets	772	720

Total current assets	13,358	14,517

Property and equipment, net	331	495
Other assets	226	282

Total assets	$13,915	$15,294

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK & STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$418	$407
Accrued expenses	2,065	2,111
Deferred revenue	7,170	7,987
Current portion of notes payable and capital leases	1,875	1,930

Total current liabilities	11,528	12,435

Deferred revenue, long term	163	516
Capital leases and notes payable, less current portion	656	1,094
Redeemable convertible preferred stock	6,266	6,164
Stockholders’ deficit	(4,698)	(4,915)

Total liabilities, redeemable convertible preferred stock and stockholders’ deficit	$13,915	$15,294

*	Derived from the Company’s audited financial statements as of March 31, 2004